Exhibit 10.11

GRAYBUG VISION, INC.

CHANGE IN CONTROL SEVERANCE POLICY

The Board of Graybug Vision, Inc. (the “Company”) has determined that it is appropriate to reinforce the continued attention and dedication of the Company’s employees to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company. Accordingly, the Company desires to adopt this amended and restated Change in Control Severance Policy (“Policy”) to provide certain benefits as set forth below in connection with a Change in Control of the Company. This Policy supersedes and restates the Company’s prior Change in Control Severance Policy as of the Effective Date. Where applicable in this Policy, the Company is intended to include any parent of the Company, subsidiary of the Company and any successor of the Company. This Policy is effective as of the Effective Date and will remain in effect until terminated or modified by the Board.

1. Eligibility. Each employee of the Company who is employed by the Company in the United States as of immediately prior to the consummation of a Change in Control shall participate in this Policy (each, an “Employee”).

2. Benefits upon Termination of Employment following a Change in Control.

(a) Benefits. If Employee is subject to a Qualifying Termination at any time commencing on the effective date of a Change in Control through the twelve-month anniversary of the effective date of a Change in Control, then, upon such termination of Employee’s employment (and for employees subject to taxation by the United States the termination of which constitutes a “separation from service” as defined in the regulations promulgated under Section 409A of the Code (a “Separation from Service”)), the Employee will be entitled to the following benefits:

(i) Lump sum payment equal to one month of Employee’s base salary in effect immediately prior to Employee’s Separation from Service (or, if applicable, immediately prior to a reduction in base salary that gave rise to Good Reason) multiplied by the Employee’s Applicable Number, to be paid as soon as administratively practicable following the date on which the Release becomes effective and irrevocable and, in any event, within 60 days following the date of the Separation from Service;

(ii) Lump sum payment equal to Employee’s then applicable target bonus, prorated based on a number of months out of the applicable measurement year equal to the Employee’s Applicable Number, to be paid as soon as administratively practicable following the date on which the Release becomes effective and irrevocable and, in any event, within 60 days following the date of the Separation from Service;

(iii) Provided Employee timely elects to continue health coverage under COBRA or similar law, reimbursement for any monthly COBRA premium payments made by Employee until the earliest of (a) the expiration of the number of months equal to the Employee’s Applicable Number following Employee’s Separation from Service and (b) the date on which Employee and Employee’s covered dependents, if any, becomes eligible for healthcare coverage under another employer plan(s); and

(iv) Each of Employee’s then-outstanding unvested Equity Awards, including awards that would otherwise vest upon satisfaction of performance metrics or factors other than the continuation of Employee’s employment with the Company (the “Performance-Based Equity Awards”) shall automatically accelerate and become fully vested and exercisable (if applicable), and any forfeiture restrictions thereon shall immediately lapse, effective as of the Separation from Service; provided, however that the grant agreement for the Performance-Based Equity Awards may provide for alternative treatment upon a Qualifying Termination and, absent any such treatment in such grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the Performance-Based Equity Award at the greater of “at target” or, if determinable, actual performance. The accelerated vesting described above shall be subject to Section 3.

(b) Definitions. For all purposes hereunder, the following terms shall be defined as specified below:

(i) “Applicable Number” means the number of months applicable to a particular Employee as set forth on Schedule A hereto.

(ii) “Board” means the Board of Directors of the Company.

(iii) “Cause” means an Employee has committed an act or acts constituting any of the following: (a) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (b) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (c) material personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (d) willful misconduct in connection with Employee’s duties; (e) illegal use or distribution of drugs; (f) material violation of any Company rule, regulation, procedure or policy; (g) material breach of any material provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Employee for the benefit of the Company or (h) other conduct by such Employee that is materially harmful to the business, interests or reputation of the Company; in each case provided that any of the foregoing may be cured, if curable, within 30 days’ notice from the Company. The determination as to whether Cause for an Employee termination exists will be made in good faith by the Company and will be final and binding on Employee. This definition does not in any way limit the Company’s, or any parent’s or subsidiary’s, ability to terminate an Employee’s employment or services at any time.

(iv) “Change in Control” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company; provided that the event also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

(v) “Code” means the United States Internal Revenue Code of 1986, as amended.

(vi) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(vii) “Effective Date” means the date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission.

(viii) “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Employee, granted from and after the Effective Date, including but not limited to stock options, Performance-Based Equity, stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

(ix) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Good Reason” means (a) a material decrease in Employee’s then-current annual base salary (other than in connection with a general decrease in the salary of all similarly situated employees of the Company); (b) any requirement that Employee relocate, by more than 25 miles, the principal location from which Employee performs services for the Company; or (c) solely with respect to an Employee whose title with the Company immediately prior to the occurrence of a Change in Control is that of Vice President or above, the material diminution in Employee’s authority, duties, or responsibilities. A resignation for Good Reason will not be deemed to have occurred unless Employee gives the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to cure the condition within 30 days after receiving Employee’s written notice, and Employee terminates employment within 15 days following the Company’s failure to cure or the Company’s notice to Employee that it will decline to cure.

(xi) “Qualifying Termination” means an involuntary termination of employment of Employee by the Company without Cause or a termination of employment by Employee with the Company for Good Reason. For the avoidance of doubt, a Qualifying Termination shall not include death, Disability or voluntary resignation of employment by Employee with the Company.

3. Preconditions to the Receipt of Benefits. The receipt of benefits pursuant to this Policy will be subject to the following:

(a) Employee signing, not revoking and returning to the Company within sixty (60) days of his or her termination of employment (the “Release Deadline”) a release of claims in favor of the Company (the “Release”). In the event Employee does not execute the Release before the Release Deadline or revokes the Release, no benefits shall be payable under this Policy to such Employee, and this Policy shall be null and void with respect to such Employee. The Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution relating to Employee’s employment with the Company, but shall not include (i) Employee’s rights under this Policy; (ii) Employee’s rights under any employee benefit plan sponsored by the Company; or (iii) Employee’s rights to indemnification (if any of such rights exist in favor of the Employee) under the Company’s bylaws or other governing instruments or under any agreement addressing such subject matter between Employee and the Company or under any merger or acquisition agreement addressing such subject matter; (iv) Employee’s rights of insurance under any liability policy covering the Company’s officers or (v) claims which Employee may not release as a matter of law.

(b) Employee returning any and all Company property in Employee’s possession.

4. Entire Agreement; Noncumulation of Benefits. The Employee’s participation in this Policy represents the entire agreement between Employee and the Company with respect to any and all severance arrangements and vesting acceleration arrangements in connection with a Change in Control, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Employee and the Company relating to the subject matter hereof; provided, however, that Employee’s unvested Company equity awards granted pursuant to the Company’s 2015 Stock Incentive Plan, as amended from time to time (the “2015 Plan”) will remain eligible for the vesting acceleration pursuant to the terms set forth therein. Other than vesting acceleration with respect to Employee’s unvested Company equity awards granted pursuant to and provided under the Company’s 2015 Plan, if any, Employee may not cumulate any severance benefits under this Policy with any other severance benefits to be provided by the Company in connection with a Change in Control pursuant to a written agreement with the Company and/or another plan or policy of the Company, and waiver of any other such benefits will be a precondition to receipt of any benefits under this Policy, unless otherwise agreed in writing with the Company.

5. Tax Consequences. All payments under this Policy will be reduced as necessary to pay withholding and payroll taxes and other deductions required by law. The Company makes no representations or warranties with respect to the tax consequences (including, without limitation, under Section 409A of the Code) of the benefits under this Policy, and the Employee shall be solely responsible for the same.

6. Section 409A. To the extent that any provision of this Policy is ambiguous as to its exemption or compliance with Section 409A of the Code (“Section 409A”), the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Policy (or referenced in this Policy) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Notwithstanding anything in this Policy to the contrary, the Company reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Policy as may be necessary to ensure that all benefits provided are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the payments or benefits provided will be exempt from Section 409A and makes no undertakings to preclude Section 409A from applying to the payments or benefits provided under this Policy. To the extent (i) any payments to which an Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A and (ii) Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments will not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service and (y) the date of Employee’s death following such Separation from Service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to Employee, including, without limitation, the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to Employee or Employee’s beneficiary in one lump sum (without interest).

7. Parachute Payments. In the event that the severance and other benefits provided for in this Policy or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, Employee’s severance and other benefits under this Policy shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Policy, notwithstanding that all or some portion of such severance benefits may be taxable under Section

4999 of the Code. Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A as deferred compensation and (ii) equity-based compensation not subject to Section 409A. Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A. Unless Employee and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

8. Amendment or Termination of this Policy. The Board may amend or terminate this Policy at any time and for any reason, including to the extent necessary or advisable to comply with applicable law, including without limitation, any amendment necessary to comply with or secure an exemption form Section 409A of the Code. After a definitive agreement relating to a Change in Control has been signed by the Company or the consummation of a Change in Control, the Company may not amend or terminate this Policy with respect to an Employee except with the consent of such Employee.

9. Miscellaneous.

(a) Employment Status. This Policy does not constitute a contract of employment or impose on Employee’s any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company’s policies regarding termination or alteration of employment.

(b) Binding Effect; Successors. In the event of a Change in Control, this Policy shall, unless the Board prior to consummation of such transaction determines otherwise, be binding upon the successor or the entity surviving such transaction or the purchaser of all or substantially all of the Company’s assets.

Schedule A

Title	Applicable Number
CEO	18
C-Suite (other than CEO)	15
SVP	15
VP	12
Senior Director/Director	9
Senior Manager/Manager	6
Associate & Below	3